Exhibit 10.14

Convertible Bridge Loan Agreement

by and between

1.	Prof. Dr. Melvyn Little, Immenseeweg 17, 25826 St. Peter-Ording, Germany

2.	Deutsches Krebsforschungszentrum, Im Neuenheimer Feld 280, 69120 Heidelberg, Germany

3.	AGUTH Holding GmbH, Schloß-Wolfsbrunnenweg 33, 69118 Heidelberg, Germany

4.	KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

5.	tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

6.	SGR Sagittarius Holding AG, Poststrasse 30, 6301 Zug, Switzerland

7.	BioMed Invest I Ltd., Suite 7, Provident House, Havilland Street, St. Peter Port, Guernsey, GY1 2QE, Channel Islands

8.	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

9.	Caduceus Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

10.	LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands

11.	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

12.	Affimed Therapeutics AG, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany.

The parties named under 1. to 11. above are hereinafter also collectively referred to as the “Shareholders” and each individually as a “Shareholder”. The parties named under 6. to 11. above are hereinafter also collectively referred to as the “Lenders” and each individually as a “Lender”. The parties named under 1. to 12. above are hereinafter also collectively referred to as the “Parties” and each individually as a “Party”.

Preamble

The Shareholders are the sole shareholders of Affimed Therapeutics AG with its registered seat in Heidelberg, Germany, registered with the Commercial Register of the Mannheim Local Court under no. HRB 336536 (hereinafter also referred to as the “Company”).

On 24 September 2012, the Company closed a series D round of financing. To this end, the Shareholders and the Company entered into that certain “Investment Agreement Series D Round of Financing Affimed Therapeutics AG, Heidelberg, Germany dated 24 September 2012” (hereinafter referred to as the “Investment Agreement”). Capitalized terms used but not defined in this “Convertible Bridge Loan Agreement” (hereinafter referred to as “this Agreement”) shall have the same meaning as given to them in any definitions in the Investment Agreement.

The Company is currently in the process of evaluating various options for the further financing of the Company, including, without limitation, a series E round of financing. In order to cover the financing needs of the Company until the completion of such further financing, the Lenders are prepared to grant a loan to the Company in the total principal amount of EUR 5,100,000.00, which shall be convertible into shares of the Company in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the Parties hereby enter into this Agreement.

§ 1

Loans

(1)	Immediately after the conclusion of this Agreement, the Company on the one hand and the Lenders on the other hand will enter into the loan agreement attached as Annex 1.1 to this Agreement (hereinafter referred to as the “Loan Agreement”), according to which the Lenders grant a loan to the Company in the total principal amount of EUR 5,100,000.00 (hereinafter collectively referred to as the “Loans” and the loan granted by the respective Lender individually as a “Loan”).

(2)	Each of the Shareholders irrevocably consents to the granting of the Loans and irrevocably waives any subscription rights he might have with respect to the granting of the Loans; each of such waivers is accepted by each of the other Parties.

§ 2

Conversion of the Loans

(1)	The Lenders and the Shareholders agree that in case of the Closing (as defined below) of the Series E Financing Round (as defined below) on or prior to the Maturity Date (as defined in § 3 (1) of the Loan Agreement), the principal of the Loans granted by all Lenders and paid to the Company and any and all interest accrued thereon shall be converted into shares of the Company in accordance with the following provisions (hereinafter referred to as the “Series E Conversion”).

The Lenders and the Shareholders further agree that in case of the Closing of an Exit (as defined below) on or prior to the Maturity Date and prior to the Closing of the Series E Financing Round, or in case that the Series E Financing Round has not been Closed (as defined below) on or prior to the Maturity Date, the principal of the Loans granted by all Lenders and paid to the Company and any and all interest accrued thereon shall be converted into shares of the Company at the terms and conditions of the series D round of financing in accordance with the following provisions (hereinafter referred to as the “Series D Conversion”).

The “Series E Financing Round” shall be the next issuance (or series of related issuances) by the Company of equity securities after the date of the conclusion of this Agreement from which the Company receives – if applicable including any proceeds resulting from any debt financing, soft loans, grants, awards or the like received or to be received in connection with such issuance of equity securities – gross proceeds (also in tranches and/or dependent upon the fulfilment of milestones) of not less than EUR 8,000,000.00 (including, for the avoidance of doubt, the principal of the Loans and any accrued interest under the Loan Agreement).

An “Exit” shall be (i) the sale of 50 % or more of all shares of the Company in a single transaction or in a series of related transactions, (ii) the disposal of in aggregate 75 % or more of the tangible and intangible assets of the Company (calculated at fair market values and irrespective of whether such assets may be shown in the Company’s financial statements under applicable generally accepted accounting principles), (iii) a share swap, contribution, merger or other transformation within the meaning of § 1 of the German Act on Transformations of Companies (Umwandlungsgesetz) other than a conversion (formwechselnde Umwandlung), when as a consequence of the mentioned transactions the shareholders of the Company will have less than 50.1 % of the voting power of the acquiring company or pursuant to which the Company is not the surviving entity, (iv) a reverse take-over, or (v) the direct or indirect (via a holding company) listing of the Company and/or the Company’s shares or a secondary offering of the Company’s shares on a stock exchange.

The “Closing” shall be the signing of a binding agreement providing for the obligation to consummate the Series E Financing Round or an Exit, as the case may be, and the expression “Closed” shall be construed accordingly.

(2)	In case of a Series E Conversion, the principal of the Loan granted by the respective Lender and paid to the Company and any and all interest accrued thereon shall be converted into the most senior class and series of shares of the Company which is issued in the Series E Financing Round and shall bear the same rights, preferences and privileges under the investment agreement, shareholders’ agreement, Articles of Association of the Company and related agreements pertaining to the Series E Financing Round as the most senior class and series of shares of the Company which is issued in the Series E Financing Round.

(3)	The total number of shares of the Company with a portion of the Company’s share capital (anteiliger Betrag des Grundkapitals) of EUR 1.00 each to be issued to the respective Lender upon a Series E Conversion shall be equal to the Conversion Amount (as defined below) divided by the Conversion Price (as defined below), if necessary commercially rounded to the next full number.

The “Conversion Amount” shall be equal to (a) in case of a Conversion in Kind (as defined below) the sum of the face value (i.e. irrespective of the actual value at the time of Conversion) of the principal of the Loan granted by the respective Lender and paid to the Company and any and all interest accrued thereon up until the date of the Conversion Capital Increase (as defined below) (the principal and all such interest hereinafter collectively referred to as the “Converted Loan”), and (b) in case of a Conversion in Cash (as defined below) the Converted Loan plus the total issue price of the shares of the Company to be issued to the respective Lender in the Conversion Capital Increase.

The “Conversion Price” shall be equal to the issue price per share of the Company with a portion of the Company’s share capital of EUR 1.00 (including contributions to the capital reserves of the Company pursuant to § 272 (2) German Commercial Code (HGB)) of the most senior class and series of shares of the Company which is issued in the Series E Financing Round.

(4)

In case of a Series E Conversion, the Shareholders shall resolve in favour of an increase of the Company’s share capital in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a general meeting (Vollversammlung) (hereinafter referred to as the “Conversion Capital Increase”). The Conversion Capital Increase shall be resolved and consummated immediately prior to or concurrently with the resolution and consummation of the Series E Financing Round. The Conversion Capital Increase shall be an increase of the Company’s share capital in return for cash contributions against payment of the portion of the Company’s share capital attributable to the individual share without premium (hereinafter referred to as the “Conversion in Cash”) or, if the legal requirements for a contribution in kind of the principal of the Loan granted by the respective Lender and paid to the Company and any and all interest accrued thereon at a contribution value equal to the portion of the Company’s share capital attributable to the individual share without premium are fulfilled, in particular an external auditor certifies that such claims are of good value (werthaltig) (hereinafter referred to as the “Conversion in Kind”), then the Conversion Capital Increase shall be such increase of the Company’s share capital in return for such contribution in kind.

As part of the Conversion Capital Increase, the respective Lender or Lenders, as the case may be, shall be invited, to the exclusion of the other Shareholders’ subscription rights, to subscribe to the total number of shares of the Company calculated in accordance with § 2 (3) above of the class and series as set forth in § 2 (2) above.

The Shareholders are in agreement that no rights to anti-dilution protection under § 16 of the Investment Agreement shall apply with respect to any Conversion Capital Increase, provided that rights to anti-dilution protection under these provisions shall remain unaffected with respect to the Series E Financing Round.

(5)	Each of the Shareholders undertakes individually for himself vis-à-vis each Lender, to do or cause to be done everything necessary or appropriate for the implementation of the measures agreed in § 2 (1) - (4) above.

Thus, each of the Shareholders undertakes individually for himself vis-à-vis each Lender, in particular without limitation to participate in the extraordinary Shareholders’ Meetings of the Company as set forth in § 2 (4) above, to exercise their voting rights and other rights in such Shareholders’ Meetings and in the special resolutions and/or special meetings of the holders of the particular classes of shares of the Company in favour of the measures agreed in § 2 (1) - (4) above and to waive the subscription rights to which they are entitled for the subscription to new shares.

Further, each of the Shareholders undertakes individually for himself vis-à-vis each Lender, to omit any and all actions which could prevent or make the implementation of the measures agreed in § 2 (1) - (4) above more difficult as well as to waive any and all rights to raise objections to, and to challenge, the resolutions of the extraordinary Shareholders’ Meeting of the Company under § 2 (4) above.

(6)

In case of a Series E Conversion each of the Lenders undertakes individually for himself vis-à-vis each Shareholder, but not vis-à-vis the Company, to subscribe and to take over the shares of the Company to be issued to the respective Lender in the Conversion Capital Increase immediately after the end of the extraordinary Shareholders’ Meeting of the Company under § 2 (4) above, and (i) in case of a Conversion in Cash to pay in full and in cash the total issue price within 15 bank working days in Frankfurt am Main, Germany after subscription to a special account for the increase of the share capital to be named by the Company, and (ii) in case of a Conversion in Kind to contribute the sum of the principal of the Loan granted by the respective Lender and paid to the Company and any and all interest accrued thereon to the Company as consideration for the shares of the Company to be issued to the respective Lender in the Conversion Capital Increase immediately after the end of the extraordinary Shareholders’ Meeting of the Company under § 2 (4) above.

(7)	In case of a Conversion in Cash, the respective Lender undertakes individually for himself vis-à-vis each Shareholder, but not vis-à-vis the Company, to render, in addition to the total issue price of the shares of the Company subscribed by the respective Lender under § 2 (4) above, further contributions to the capital reserves of the Company within the meaning of § 272 (2) No. 4 HGB (sonstige Leistungen in die Kapitalrücklagen gemäß § 272 Abs. 2 Nr. 4 HGB) by contributing and assigning to the Company the claims for (re)payment of the principal of the Loan granted by the respective Lender and paid to the Company and any and all interest accrued thereon up until the effectiveness of this contribution and assignment to the Company without undue delay after the registration of the consummation of the corresponding Conversion Capital Increase with the Commercial Register of the Company or such other date as agreed upon by the Lenders and the Shareholders.

(8)

Subject to § 2 (9) below, the Shareholders agree that upon conclusion of this Agreement and the Loan Agreement, the rights and obligations of the Shareholders with respect to the second tranche of the series D round of financing laid down in the Investment Agreement shall be terminated and of no further force and effect; in particular, without limitation, there shall be no further obligation of the Shareholders to resolve a further increase of the share capital of the Company for the second tranche of the series D round of financing under § 4 of the Investment Agreement, no further right and obligation of the Lenders and Deutsches Krebsforschungszentrum to subscribe and to take over new shares out of the second tranche of the series D round of financing under § 4 of the Investment Agreement and no further obligation of the Lenders and Deutsches Krebsforschungszentrum to pay the total issue price for the new shares to be subscribed by them, respectively, out of the second tranche of the series D round of financing under § 4 (2) in conjunction with § 2 (3) of the Investment Agreement, and no further obligation of the Lenders and Deutsches Krebsforschungszentrum to render the further additional payments into the capital reserves of the Company under § 5 (2) of the Investment Agreement.

(9)

In case of a Series D Conversion, the Shareholders agree that immediately prior to the consummation of the Exit or without undue delay (unverzüglich) after the Maturity Date, as the case may be, the second tranche of the series D round of financing laid down in the Investment Agreement shall be resolved and consummated in accordance with § 4 and § 5 (2) and (4) and § 6 of the Investment Agreement, in particular, without limitation, the Shareholders shall resolve in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a plenary meeting to further increase the share capital of the Company for the second tranche of the series D round of financing as set forth in § 4 of the Investment Agreement, the Lenders and Deutsches Krebsforschungszentrum shall be entitled and obliged to subscribe and to take over new Series D Preferred Shares in registered form as non-par value shares with a portion of the Company’s share capital of EUR 1.00 each as set forth in § 4 of the Investment Agreement and shall be obliged to pay in full and in cash the total issue price of EUR 1.00 per new Series D Preferred Share subscribed by them, respectively, as set forth in § 4 (2) in conjunction with § 2 (3) of the Investment Agreement, and the Lenders and Deutsches Krebsforschungszentrum shall be obliged to render the further additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB as set forth in § 5 (2) of the Investment Agreement; provided, however, that (i) the respective Lender undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the total issue price of the shares of the Company subscribed by the respective Lender under § 4 of the Investment Agreement, and in addition to the further additional payments into the capital reserves of the Company set forth in § 5 (2) of the Investment Agreement, as amended under (ii) below, further additional contributions to the capital reserves of the Company within the meaning of § 272 (2) No. 4 HGB (sonstige Leistungen in die Kapitalrücklagen der Gesellschaft gemäß § 272 Abs. 2 Nr. 4 HGB) by contributing and assigning to the Company the claims for (re)payment of the principal of the Loan granted by the respective Lender and paid to the Company and any and all interest accrued thereon up until the effectiveness of this contribution and assignment to the Company within five bank working days in Frankfurt am Main, Germany after receipt of a notification from the Company in writing, by telefax or e-mail that the consummation of the increase of the share capital under § 4 of the Investment Agreement has been registered with the Commercial Register or such other date as agreed upon by the Lenders and the Shareholders, and (ii) the amount of the further additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB to be rendered by the Lenders under § 5 (2) of the Investment Agreement shall in each case be reduced by the principal of the Loan granted by the respective Lender and paid to the Company and any and all interest accrued thereon up until the date of the respective subscription of new Series D Preferred Shares under § 4 of the Investment Agreement. For clarification purposes: The Shareholders are in agreement that the Milestone shall be considered to have been achieved pursuant to § 3 (3) of the Investment Agreement, so that in case of a Series D Conversion, no further conditions have to be fulfilled for the consummation of the second tranche of the series D round of financing laid down in the Investment Agreement.

(10)	The Shareholders and the Lenders agree that the obligations of the Shareholders and the Lenders under this § 2 shall exist only on the basis of a contractual agreement by and between the Shareholders and the Lenders and not vis-à-vis the Company. The Company itself shall not be a party to this § 2 and shall not be entitled to demand the performance of any of the obligations under this § 2. The claims under this § 2 shall not be assignable. This § 2 shall not constitute an agreement in favour of third parties (kein Vertrag zugunsten Dritter).

§ 3

Transfer of Rights and Obligations

(1)

Each of the Lenders shall be entitled to transfer his rights and obligations as a Lender under this Agreement together with his rights and obligations under the Loan Agreement, if applicable pro rata to the principal amount of the Loan transferred, without requiring the consent of any of the Lenders, Shareholders or the Company, provided that such transfer of the Loan in whole or in part occurs in accordance with the provisions of the Loan Agreement.

(2)	In case of a transfer of shares of the Company, the transferring Shareholder shall be entitled and obliged to transfer his rights and obligations as a Shareholder under this Agreement together with the shares of the Company, without requiring the consent of any of the Lenders, Shareholders or the Company, provided that such transfer of shares of the Company occurs in accordance with the provisions of the Articles of Association of the Company and the Investment Agreement.

(3)	The Parties agree that each future shareholder of the Company must become a party to this Agreement prior to or concurrently with the acquisition of shares of the Company with the rights and obligations of a Shareholder.

(4)	All Parties hereby declare their consent, and hereby offer, to an acquirer of a Loan in whole or in part or of shares of the Company under § 3 (1) - (3) above to become a party to this Agreement and, if applicable, to the transferor to cease to be a party to this Agreement, in each case provided that such acquisition and, if applicable, transfer occurs in accordance with the provisions of § 3 (1) - (3) above. Each of the Parties, with the exception of the Company, waives the requirement that they are notified of such accession and, if applicable, leaving pursuant to § 151 sentence 1 German Civil Code (Verzicht auf den Zugang der Beitritts- und ggf. Austrittserklärung gemäß § 151 Satz 1 BGB), which shall become effective upon receipt by the Company of a corresponding instrument duly executed by the acquirer and, if applicable, the transferor.

§ 4

Final Provisions

(1)	The terms and conditions of this Agreement shall apply to all shares of the Company held by the Shareholders currently or in the future.

(2)	The Lenders shall be entitled to the rights under this Agreement to the exclusion of any joint entitlement, i.e. in such a way that each of the Lenders may each individually exercise the rights to which they are entitled, unless expressly set forth otherwise in this Agreement. Any joint and several liability (gesamtschuldnerische Haftung) of the Lenders shall be excluded.

(3)	This Agreement shall become legally binding and effective as soon as it has been signed by all Parties (not necessarily on the same page). The Parties agree that the signing of the signature page to this Agreement and the delivery of the original of the signed signature pages to the Company shall be sufficient for purposes of entering into this Agreement, and each of the Parties other than the Company waives the requirement of receipt of the respective signed signature pages of the other Parties.

(4)	Amendments and additions to this Agreement must be made in writing in order to be effective. This shall also apply to a waiver of the written form requirement as well as to a waiver of any right or claim under this Agreement.

(5)	Should individual terms of this Agreement be or become invalid or unenforceable or if this Agreement contains gaps, this shall not affect the validity of the remaining terms of this Agreement. In place of the invalid, unenforceable or missing term, such valid term which the Parties would reasonably have agreed, had they been aware at the conclusion of this Agreement that the relevant term was invalid, unenforceable or missing, shall be deemed to have been agreed. Should a term of this Agreement be or become invalid because of the scope or time of performance for which it provides, then the agreed scope or time of performance shall be amended to correspond with the extent legally permitted.

(6)	This Agreement shall be governed by the laws of the Federal Republic of Germany without regard to the conflicts of laws provisions thereof. To the extent that such an agreement is legally valid, the courts of Heidelberg, Germany shall have non-exclusive jurisdiction over this Agreement.

St. Peter-Ording, May 13, 2013 (Place/Date)	/s/ Melvyn Little (Prof. Dr. Melvyn Little)

Heidelberg, May 23, 2013 (Place/Date)	/s/ Otmar D. Wiestler and Josef Puchta (Deutsches Krebsforschungszentrum)

Heidelberg, May 17, 2013 (Place/Date)	/s/ Klaus Tschira (AGUTH Holding GmbH)

Bonn, June 12, 2013 (Place/Date)	/s/Gerd-Henner Rupp and Corinna Monschein (KfW)

Bonn, June 12, 2013 (Place/Date)	/s/ Brigitte Reischl and Robert Schloesser (tbg Technologie-Beteiligungs-Gesellschaft mbH)

Zug, May 21, 2013 (Place/Date)	/s/ Klaus Tschira (SGR Sagittarius Holding AG)

Guernsey, May 7, 2013 (Place/Date)	/s/ Kevin Gilligan (BioMed Invest I Ltd.)

New York, May 17, 2013 (Place/Date)	/s/ Michael Sheffery (OrbiMed Associates III, LP)

New York, May 17, 2013 (Place/Date)	/s/ Michael Sheffery (Caduceus Private Investments III, LP)

Amsterdam, May 28, 2013 (Place/Date)	/s/ Mark Wegter and Martjin Kleijwegt (LSP III Omni Investment Coöperatief U.A.)

Copenhagen, June 4, 2013 (Place/Date)	/s/ Lars Fruergaard Jørgensen (Novo Nordisk A/S)

Heidelberg, June 4, 2013 (Place/Date)	/s/ Adi Hoess and Florian Fischer (Affimed Therapeutics AG, Management Board)

Kuessnacht, June 21, 2013 (Place/Date)	/s/ Thomas Hecht (Affimed Therapeutics AG, Supervisory Board)

Annex	1.1: Loan Agreement

Annex 1.1

Loan Agreement

by and between

1.	SGR Sagittarius Holding AG, Poststrasse 30, 6301 Zug, Switzerland

- hereinafter referred to as “SGR” -

2.	BioMed Invest I Ltd., Suite 7, Provident House, Havilland Street, St. Peter Port, Guernsey, GY1 2QE, Channel Islands

- hereinafter referred to as “BMI” -

3.	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed” -

4.	Caduceus Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “Caduceus” -

5.	LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands

- hereinafter referred to as “LSP” -

6.	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

- hereinafter referred to as “Novo Nordisk” -

7.	Affimed Therapeutics AG, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany

- hereinafter referred to as “the Company” -

The parties named under 1. to 6. above are hereinafter also collectively referred to as the “Lenders” and each individually as a “Lender”. The parties named under 1. to 7. above are hereinafter also collectively referred to as the “Parties” and each individually as a “Party”.

§ 1

Loan

The Lenders hereby grant a loan to the Company pursuant to the following provisions.

§ 2

Amount and Draw Down

(3)	The principal amount of the loan granted by the Lenders to the Company is in total EUR 5,100,000.00. The loan shall be payable in cash and shall become due for payment to the Company in one sum within five (5) bank working days in Frankfurt am Main, Germany (hereinafter referred to as “Bank Working Days”) after this Loan Agreement has become effective pursuant to § 12 (4) and (5) below. The Lenders are participating in the provision of the loan as follows:

Lender	Loan	Participation (% rounded)
BMI	510,002.34	10.00%
Caduceus	1,679,482.32	32.03%
OrbiMed	20,502.13	0.40%
LSP	510,002.34	10.00%
Sagittarius	1,933,420.21	37.91%
Novo Nordisk	446,590.66	8.76%

Total	5,100,000.00	100.00

(4)	All payments to be made to the Company under this Loan Agreement shall exclusively be made by the Lenders by bank wire transfer to the bank account of the Company set forth in Annex 2.2 to this Loan Agreement.

(5)	The liability of each of the Lenders for the payment of the loan is limited to the individual participation of each Lender in the loan as stated in the table in § 2 (1) above under the exclusion of any joint and several liability of the Lenders. The claims for repayment of the loan and for interest are owing to the Lenders in the amount of their respective actual individual participation in the loan and under the exclusion of any joint ownership or partnership.

§ 3

Repayment

(1)	The principal of the loan shall be repaid to the Lenders in one sum on 31 July 2014 or such later date as agreed between the Company and the Lenders (hereinafter referred to as the “Maturity Date”). Repayment shall be made directly to the individual Lenders.

(2)	Extraordinary repayments of the principal of the loan in amounts of EUR 500,000.00 or a multiple thereof are possible at any time with a notice period of one month. They must be made directly to the individual Lenders in proportion to their respective actual individual participation in the loan. No penalty interest shall be charged for extraordinary repayments. Prematurely repaid amounts cannot be re-borrowed.

§ 4

Interest

(1)	For the granting of the loan the Lenders shall receive 2 % p.a. interest on the amount of the loan paid to the Company for the period of time as from the receipt of the respective principal of the loan by the Company up until the date of repayment of the respective principal of the loan to the respective Lender, computed on the basis of the actual number of days elapsed over a 365-day period. The interest shall be payable by bank wire transfer to the Lenders together with the repayment of the principal of the loan under § 3 above. Payment of interest shall be made irrespective of whether or not the Company makes any profits and what amount of profit it makes.

(2)	Each of the Lenders shall have the right to charge to the Company value added tax on interest, if required to do so under applicable tax laws.

§ 5

Default Interest

If repayment of the principal of the loan pursuant to § 3 is delayed, the rate of interest shall be increased for the duration of the payment delay to 8 % p.a.

§ 6

Transfer of Lenders’ Rights

Each of the Lenders has the right to transfer, without the consent of the Company or of the respective other Lenders, his rights and obligations under this Loan Agreement in whole or in part to (i) any other Lender, (ii) any other shareholder of the Company (so long as they are shareholders of the Company prior to such transfer), (iii) other persons, entities or firms (whether corporate or otherwise) which are in each case affiliated with the transferring Lender within the meaning of §§ 15 et seq. German Stock Corporation Act (AktG), (iv) other persons, entities or firms managed by the same person, entity or firm as such Lender, or (v) one or several persons, entities or firms controlling jointly such Lender. The preceding provisions shall not apply to a transfer to a portfolio company of the respective Lender.

Otherwise, transfers of rights and obligations under this Loan Agreement require the consent of the Company which shall not unreasonably be withheld or delayed.

§ 7

Extraordinary Termination

(1)	Irrespective of the provisions of § 3 above, the loan can be terminated by the Lenders and the Company for cause at any time by written notice to the other Parties and without respecting a notice period.

(2)	In particular, without limitation, the following events shall be deemed a cause justifying extraordinary termination by the Majority of Lenders (as defined below) acting jointly:

(a)	The voluntary or involuntary liquidation, dissolution or winding up of the Company;

(b)	the opening of insolvency proceedings over the assets of the Company or the denial of the opening of such proceedings because of a lack of assets;

(c)	the non-payment of interest owing under § 4 above, provided that at least one Lender has not less than two weeks before notice of termination is given, reminded the Company of the payment of the overdue interest amount and simultaneously threatened to give notice of termination for cause;

(d)	any other material breach of the Company’s obligations under this Loan Agreement;

(e)	the consummation of an Exit (as defined below).

An “Exit” shall be (i) the sale of 50 % or more of all shares of the Company in a single transaction or in a series of related transactions, (ii) the disposal of in aggregate 75 % or more of the tangible and intangible assets of the Company (calculated at fair market values and irrespective of whether such assets may be shown in the Company’s financial statements under applicable generally accepted accounting principles), (iii) a share swap, contribution, merger or other transformation within the meaning of § 1 of the German Act on Transformations of Companies (Umwandlungsgesetz) other than a conversion (formwechselnde Umwandlung), when as a consequence of the mentioned transactions the shareholders of the Company will have less than 50.1 % of the voting power of the acquiring company or pursuant to which the Company is not the surviving entity, (iv) a reverse take-over, or (v) the direct or indirect (via a holding company) listing of the Company and/or the Company’s shares or a secondary offering of the Company’s shares on a stock exchange.

Termination rights under this § 7 (2) may be exercised by the Majority of Lenders acting jointly, but not by individual Lenders, unless mandatory statutory provisions provide otherwise. If the Majority of Lenders gives notice of termination, the loan shall become repayable in total to all Lenders.

The “Majority of Lenders” shall be Lenders individually or collectively holding 70 % or more of the total principal amount of the loan granted by the Lenders to the Company under this Loan Agreement.

§ 8

Repayment in the Event of Termination

(1)	When notice of termination is given with respect to the loan or when this Loan Agreement is otherwise terminated, the principal of the loan is, to the extent that it has not yet been repaid pursuant to § 3 above, repayable plus all unpaid interest for the period of time until it is effectively repaid to the Lenders.

(2)	If repayment is made after notice was given or this Loan Agreement was terminated during an ongoing calendar year, the Lenders shall receive proportionate interest pursuant to § 4 above for that calendar year pro rata temporis for the period of time until the loan is effectively repaid to the Lenders.

(3)	In the event of an extraordinary termination the principal of the loan shall be repayable to the Lenders in one total amount inclusive of interest pursuant to § 8 (1) and (2) above within two calendar weeks upon receipt of the declaration of extraordinary termination by the respective other Parties. If payment is delayed, the Company shall pay default interest at the rate of 8 % p.a.

§ 9

Subordination

Any and all claims of the Lenders under or in connection with this Loan Agreement and the loan granted hereby, in particular without limitation the claims for repayment of the principal of the loan and the claims for payment of interest, shall be subordinated to any and all current and future claims of all current and future creditors of the Company behind the claims pursuant to § 39 (1) No. 1-5 German Insolvency Code (InsO) with the rank of § 39 (2) InsO, if and to the extent that such subordination is necessary to avoid the coming into existence or the deterioration of an over-indebtedness (Überschuldung) or an inability to pay debts when they come due (Zahlungsunfähigkeit) of the Company within the meaning of the German insolvency law. Such claims may only be fulfilled if and when the over-indebtedness and inability to pay debts when they come due cease to exist and only out of future profits, a potential liquidation surplus or other free assets of the Company exceeding the other liabilities of the Company.

§ 10

Balancing of Payments

(1)	The Company shall make any payments under this Loan Agreement to the Lenders, irrespective of the legal reason of such payments, at the same time and in the same proportion as the individual Lenders actually participate in the loan.

(2)	In the event that the Company should at any point in time regardless of its obligations under this Loan Agreement make any payment to the Lenders not in the proportion stated in § 10 (1) above or not at the same time, the Lenders shall, in the internal relationship among themselves, establish by respective settlement and balancing payments such situation as would have existed, had the Company complied with its obligations under this Loan Agreement in an orderly way.

§ 11

Payments

All payments to be made to the respective Lender under this Loan Agreement shall exclusively be made by the Company by bank wire transfer to a bank account to be named by the respective Lender in writing, by telefax or e-mail.

§ 12

Final Provisions

(1)	Any joint and several liability (gesamtschuldnerische Haftung) of the Lenders shall be excluded.

(2)	The Company may only declare a set-off against claims owing to the Lenders under this Loan Agreement, as have either been acknowledged by the respective Lender or the existence of which has been finally determined by a court of law. The same applies to the exercise of retention rights with respect to claims of the Lenders under this Loan Agreement.

(3)	If a due date for any payment is a day which is not a Bank Working Day, the respective payment shall be made on the next earlier Bank Working Day.

(4)	Subject to § 12 (5) below, this Loan Agreement shall become legally binding and effective as soon as it has been signed by all Parties (not necessarily on the same page). The Parties agree that the signing of the signature page to this Loan Agreement and the delivery of the original of the signed signature pages to the Company shall be sufficient for purposes of entering into this Loan Agreement, and each of the Parties other than the Company waives the requirement of receipt of the respective signed signature pages of the other Parties.

(5)	This Loan Agreement is subject to the fulfilment of the condition precedent (aufschiebende Bedingung) of the conclusion of the Convertible Bridge Loan Agreement by and between the Lenders, the Company and the other shareholders of the Company providing for the conclusion of this Loan Agreement and the right and obligation of the Lenders to convert the loan and any and all interest accrued thereon into shares of the Company; provided, however, that this condition precedent shall in any event be deemed to be fulfilled once the loan has been paid out to the Company.

(6)	Amendments and additions to this Loan Agreement must be made in writing in order to be effective. This shall also apply to a waiver of the written form requirement as well as to a waiver of any right or claim under this Loan Agreement.

(7)	Should individual terms of this Loan Agreement be or become invalid or unenforceable or if this Loan Agreement contains gaps, this shall not affect the validity of the remaining terms of this Loan Agreement. In place of the invalid, unenforceable or missing term, such valid term which the Parties would reasonably have agreed, had they been aware at the conclusion of this Loan Agreement that the relevant term was invalid, unenforceable or missing, shall be deemed to have been agreed. Should a term of this Loan Agreement be or become invalid because of the scope or time of performance for which it provides, then the agreed scope or time of performance shall be amended to correspond with the extent legally permitted.

(8)	This Loan Agreement shall be governed by the laws of the Federal Republic of Germany without regard to the conflicts of laws provisions thereof. To the extent that such an agreement is legally valid, the courts of Heidelberg, Germany shall have non-exclusive jurisdiction over this Loan Agreement.

, (Place/Date)	(SGR Sagittarius Holding AG)

, (Place/Date)	(BioMed Invest I Ltd.)

, (Place/Date)	(OrbiMed Associates III, LP)

, (Place/Date)	(Caduceus Private Investments III, LP)

, (Place/Date)	(LSP III Omni Investment Coöperatief U.A.)

, (Place/Date)	(Novo Nordisk A/S)

, (Place/Date)	(Affimed Therapeutics AG)

Annex 2.2:        Bank Account Details of the Company

Bank:	Deutsche Bank
Account No.:	XXXXXXXXX
IBAN:	XXXXXXXXXXXXXXXXXXXXXX
BIC/SWIFT:	XXXXXXXXXXX